Exhibit 5.1

May 21, 2020

Abeona Therapeutics Inc.

1330 Avenue of the Americas, 33rd Floor

New York, NY 10019

Re: Abeona Therapeutics Inc., Registration Statement on Form S-8 Filed on May 21, 2020

Dear Sir or Madam:

We have acted as counsel for Abeona Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission on the date hereof. The Registration Statement covers (i) 8,000,000 shares of common stock, $0.01 par value per share, of the Company, which may be issued by the Company under the Abeona Therapeutics Inc. 2015 Equity Incentive Plan, as amended (the “Plan”), and (ii) 930,000 shares of common stock issuable pursuant to the Stock Option Agreement (the “Stock Option Agreement”), effective as of April 15, 2020, between the Company and Brian J. G. Pereira (collectively, the “Shares”).

We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan, the Stock Option Agreement, and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

Subject to the foregoing and the other matters set forth herein, we are of the opinion, as of the date hereof, that the Shares have been duly authorized by the Company and, when issued by the Company in accordance with the provisions of the Plan or the Stock Option Agreement, as applicable, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the federal laws of the United States and the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP